UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2003

Dividend Capital Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-86234	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, Suite 1700, Denver, CO
(Address of principal executive offices)

(303) 228-2200
(Registrant’s telephone number)

Item 5. Other Events and Regulation FD Disclosure.

A special meeting of shareholders was held on November 21, 2003 at our corporate offices to vote on several amendments to our articles of incorporation.  In summary, over 60% of shareholders of record as of October 17, 2003 voted and approved the following amendments:

(1)                                  Over 90% of the shares voted approved an amendment to our articles of incorporation to:

(a) reduce the maximum acquisition fee that may be paid to our external advisor from 3% to 1% and to add a maximum asset management fee of 0.75% per annum of the undepreciated cost of our properties;

(b) reduce the amount that the Company may reimburse the advisor for organizational and offering expenses from 3% to 2% of the gross proceeds of our public offering;

(c) reduce the amount that the Company may pay the dealer manager from 2.5% to 2% of the gross proceeds of our public offering, limit the amount of this fee that may be re-allowed by the dealer manager to 1.0% and reduce the maximum amount of up-front selling commissions that the Company may pay the dealer manager from 7% to 6% of the gross proceeds of our public offering (except that the selling commission may remain at up to 7% where the purchaser elects to pay a deferred commission); and

(d) reduce the maximum property management fee paid to an affiliate of the external advisor from the lesser of 4.5% of our gross revenues or 0.6% of the net asset value of our properties  to the lesser of 3% of our gross revenues or 0.6% of the net asset value of our properties.

(2)                                  Over 90% of the shares voted approved an amendment to our articles of incorporation to calculate our 50% leverage restriction based on our gross assets instead of based on the value of our properties, and to eliminate the 75% leverage restriction on any individual property.

(3)                                  Over 90% of the shares voted approved an amendment to our articles of incorporation to permit the investment committee of our Board, consisting of a majority of independent directors, to approve any single property acquisition transaction of up to $25 million in total consideration.

Upon approval of the aforementioned, the meeting was adjourned with out any further business being conducted.

The changes in the upfront fees paid to the Advisor and its affiliates will occur upon receiving gross proceeds of $100 million from our public offering.  The change in the amount paid to the Advisor for acquisition fees and for asset management fees will occur upon the acquisition of $170 million of properties.

(c) Exhibits

Exhibit Number	Exhibit Title

3.1	Amended and Restated Articles of Incorporation

10.1	Amended and Restated Advisory Agreement

10.2	Amended and Restated Dealer Manager Agreement

10.3	Form of Selected Dealer Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.

November 26, 2003	By:	/s/ Evan H. Zucker
Evan H. Zucker
Chief Executive Officer